Exhibit 99.1

ABX Completes CHI Acquisition and Holding

Company Formation

WILMINGTON, Ohio, December 31, 2007 — ABX Holdings, Inc., successor to ABX Air, Inc., (NASDAQ:ABXA) announced today that it has completed its previously announced (November 2, 2007) holding company reorganization and plan to acquire Cargo Holdings International, Inc. (CHI), a privately held provider of outsourced air cargo services based in Orlando, Fla., for $332 million in cash and common shares of ABX Holdings, its newly formed parent company.

Immediately prior to the closing of the acquisition of CHI, ABX Air created a new holding company structure, with ABX Air becoming a wholly owned subsidiary of ABX Holdings, Inc. As a result, shareholders of ABX Air became shareholders of ABX Holdings. As part of this transaction, CHI became a subsidiary of ABX Holdings.

The final equity purchase price of the transaction was $259 million, consisting of $233 million in cash and four million shares of ABX Holdings common stock. ABX Air also assumed or repaid $73 million in outstanding net debt of CHI. The transaction was funded primarily with cash obtained through a new $345 million senior secured credit facility, led by SunTrust Bank and Regions Bank.

ABX Air and CHI have a total fleet of more than 135 aircraft, including the largest fleet of 767 freighter aircraft in the world. The majority of these aircraft operate under contracts to provide airlift on behalf of DHL and BAX/Schenker in the U.S. and various other customers around the world.

Joe Hete, ABX Holdings and ABX Air President and CEO, said that the transaction will increase value for ABX Holdings’ shareholders because of the greater scale, breadth of service offerings, and market reach of the ABX Holdings’ companies.

“With the completion of this transaction, we will now focus on developing new ways to serve customers, particularly for our principal customers DHL and BAX/Schenker, by leveraging the collective capabilities of our family of businesses,” Hete said. “On behalf of the Board of Directors, I also want to thank all of those who helped us meet our year-end closing target, and to the employees of ABX Air and CHI for maintaining outstanding service to customers during this period.”

As previously indicated, CHI projects, on a pre-acquisition basis, including results from its non-airline businesses, revenues of approximately $300 million for the year ended December 31, 2007. Based on ABX Holdings’ current estimates and outlook, the CHI acquisition is expected to be accretive to ABX Holdings’ earnings in 2008.

ABX Air also said it is in discussions with DHL regarding ABX Air’s $92.3 million note payable to DHL. ABX Air has obtained a commitment from certain shareholders of CHI to provide subordinated financing for a portion of that amount if it becomes necessary to retire the note.

Stifel Nicolaus & Company acted as financial advisor to ABX Air in this transaction.

About ABX Holdings

ABX Holdings has two principal operating businesses: ABX Air (www.abxair.com), an air cargo services provider operating out of Wilmington, Ohio, and 14 hubs throughout the United States; and Cargo Holdings International, Inc. (www.cargoholdings.com), a leading provider of air cargo transportation and related services to domestic and foreign air carriers, and other companies that outsource their air cargo lift requirements. ABX Air is a Part 121 operator and holds a Part 145 FAA Repair certificate.

Through four subsidiaries, including two companies with separate and distinct U.S. FAA Part 121 Air Carrier Certificates, CHI also provides aircraft leasing, airport ground services, fuel management, specialized transportation management, and air charter brokerage services.

Safe Harbor Statement

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. ABX Holdings, Inc. and its subsidiaries’ actual results may differ materially from the results discussed in the forward-looking statements. There are a number of important factors that could cause ABX Holdings’ actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, the ability to effectively integrate and obtain synergies from the combination of ABX Air and CHI and other factors that are contained from time to time in ABX Air’s and ABX Holdings’ filings with the U.S. Securities and Exchange Commission, including ABX Holdings’ Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on the Company’s forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ABX Holdings undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Contact:

ABX Holdings, Inc.

Quint Turner, 937-382-5591